Exhibit 21

Form 10-K Item 15A (3) Exhibit 21

A. T. Cross Company

Subsidiaries, Branches and Divisions

A.T. Cross (Asia Pacific) Limited, Hong Kong Branch Hong Kong Special Administrative Region of the People's Republic of China	A.T. Cross (Asia Pacific) Limited, Singapore Branch Singapore
A.T. Cross (Asia Pacific) Limited, Taiwan Branch Taipei, Taiwan, The Republic of China	A.T. Cross Benelux B.V., Woerden, The Netherlands
A.T. Cross Company, French Branch Paris, France	A.T. Cross Deutschland GmbH, Mainz, Federal Republic of Germany
A.T. Cross Iberia, S.L., Madrid, Spain	A.T. Cross Limited, Ballinasloe, Republic of Ireland
A.T. Cross (U.K.) Limited, Luton, Bedfordshire, England	A.T.X. International, Inc., Lincoln, Rhode Island
Costa Del Mar Sunglasses, Inc. Ormond Beach, Florida	Cross Company of Japan, Limited, Tokyo, Japan
Cross Pen Computing Group, A Division of A.T. Cross Company Lincoln, Rhode Island

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